UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
the Securities Exchange Act of 1934

March 15, 2006
(Date of earliest event reported)

QUANEX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-5725	38-1872178
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

1900 West Loop South, Suite 1500, Houston, Texas		77027
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:   713-961-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On February 23, 2006, the Board of Directors of Quanex Corporation (the “Company”) declared a three-for-two stock split in the form of a stock dividend (the “Stock Split”) effective to shareholders of record on March 15, 2006 and payable on March 31, 2006. Following the Stock Split, (1) the conversion rate with respect to the Company’s 2.5% Convertible Senior Debentures due 2034 (the “Debentures”) will be adjusted and (2) the number of Preferred Stock Purchase Rights associated with each share of outstanding common stock will be adjusted. The nature of these events and the adjusted rates are described below.

Convertible Senior Debentures

The conversion rate with respect to the Debentures is subject to adjustment in certain events such as a common stock dividend, a subdivision or combining of the Company’s common stock, or an increase in the cash dividend. Adjustments to the conversion rate are made when the cumulative adjustments exceed 1% of the conversion rate.

Following the Stock Split (and giving effect to prior adjustments), the conversion rate will be adjusted to 39.30 shares of common stock per $1,000 principal amount of Debentures. The adjusted conversion rate (also after taking into account the Stock Split) is equivalent to an adjusted conversion price of $25.45 per share of common stock.

Preferred Stock Purchase Right

The Company has Preferred Stock Purchase Rights (the “Rights”) pursuant to the Third Amended and Restated Rights Agreement (the “Rights Agreement”) effective October 18, 2004. The Rights were originally authorized and distributed by the Company’s Board of Directors in 1986. The action was intended to assure that all shareholders would receive fair treatment in the event of a proposed takeover of the Company. The Rights Agreement originally provided for one Right (subject to adjustment for certain events) on each outstanding share of the Company’s common stock. Each Right represents the right to purchase a certain amount of shares of Series A Junior Participating Preferred Stock (“Preferred Stock”) of the Company. The number of Rights associated with each share of common stock outstanding is adjusted in certain events such as the Company declaring a common stock dividend, subdividing or combining the common stock, or issuing any shares of its capital stock in a reclassification of the outstanding common stock.

Following the Stock Split (and giving effect to prior adjustments), each outstanding share of the Company’s common stock will be associated with 4/9th (or approximately 44%) of a Right. Each Right, when exercisable, entitles the holder to purchase 1/1,000th of a share of Preferred Stock at an exercise price of $90. Following the Stock Split (and giving effect to prior adjustments), this will be equivalent to each outstanding share of the Company’s common stock being associated with the purchase of 1/2250th of a share of Preferred Stock at an exercise price of $90.

The Rights will be exercisable only if, without the Company’s prior consent, a person or group of persons acquires or announces the intention to acquire 20% or more of the Company’s common stock. If the Company is acquired through a merger or other business combination transaction, each Right will entitle the holder to purchase $180 worth of the surviving company’s common stock for $90. Additionally, if someone acquires 20% or more of the Company’s common stock, each Right not owned by the 20% or greater shareholder would permit the holder to purchase $180 worth of the Company’s common stock for $90. The Rights are redeemable, at the option of the Company, at $.02 per Right at any time until ten days after someone acquires 20% or more of the common stock. The Rights expire April 15, 2009.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANEX CORPORATION
(Registrant)

March 20, 2006	/s/ KEVIN P. DELANEY
(Date)	Kevin P. Delaney Senior Vice President - General Counsel and Secretary